Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-259205

Pricing Supplement Dated September 20, 2023 To the Product Prospectus Supplement ERN-ES-1 Dated August 1, 2023, and the Prospectus Supplement and the Prospectus, Each Dated September 14, 2021	$1,430,000 Enhanced Return Notes Linked to a Basket of Three Equity Securities, Due November 25, 2024 Royal Bank of Canada

Royal Bank of Canada is offering Enhanced Return Notes (the "Notes") linked to the performance of an equally-weighted basket (the "Basket") consisting of three equity securities (each, a "Basket Component").
Basket Component	Component Weight	Initial Price*
Costco Wholesale Corporation ("COST")	1/3	$563.83
Lowe's Companies, Inc. ("LOW")	1/3	$214.91
The TJX Companies, Inc. ("TJX")	1/3	$90.66
*The Initial Price of each Basket Component was its closing price on the Trade Date.
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If the value of the Basket increases from the Initial Basket Level to the Final Basket Level, the Notes will pay at maturity a return equal to 300% of the Percentage Change, subject to the Maximum Redemption Amount of 119.15% of the principal amount of the Notes.

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If the Percentage Change is negative, you will lose 1% of the principal amount for each 1% decline in the value of the Basket. In this case, you may lose some or potentially all of your principal amount at maturity.

•	All payments on the Notes are subject to our credit risk.
•	The Notes do not pay interest.
•	The Notes will not be listed on any securities exchange.
Issue Date: September 25, 2023
Maturity Date: November 25, 2024
CUSIP: 78016ND46
Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-7 of this pricing supplement, “Risk Factors” beginning on page PS-4 of the product prospectus supplement dated August 1, 2023, and “Risk Factors” beginning on page S-2 of the prospectus supplement dated September 14, 2021.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality. The Notes are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Note	Total
Price to public	100.00%	$1,430,000
Underwriting discounts and commissions(1)	1.25%	$17,875
Proceeds to Royal Bank of Canada	98.75%	$1,412,125
(1) RBC Capital Markets, LLC ("RBCCM") will receive a commission of $12.50 per $1,000 in principal amount of the Notes and will use a portion of that commission to allow selling concessions to other dealers of up to $12.50 per $1,000 in principal amount of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. In addition, we or one of our affiliates will pay a selected dealer a structuring fee of $4.50 per $1,000 in principal amount of the Notes. See "Supplemental Plan of Distribution (Conflicts of Interest)" below.
The initial estimated value of the Notes as of the Trade Date was $975.30 per $1,000 in principal amount, which is less than the price to public. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. We describe our determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC

Enhanced Return Notes Linked to a Basket of Three Equity Securities
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.
General:
This pricing supplement relates to an offering of Enhanced Return Notes (the “Notes”) linked to a basket (the “Basket”) of three equity securities (the “Basket Components”). The Basket Components and their respective Component Weights are indicated on the cover page of this document.

Issuer:	Royal Bank of Canada (the “Bank”)
Underwriter:	RBC Capital Markets, LLC (“RBCCM”)
Denominations:	$1,000 and minimum denominations of $1,000 in excess thereof
Trade Date (Pricing Date):	September 20, 2023
Issue Date:	September 25, 2023
Valuation Date:	November 20, 2024
Maturity Date:	November 25, 2024, subject to extension for market and other disruptions, as described in the product prospectus supplement dated August 1, 2023.
Interest Payments:	None. No payments will be made on the Notes prior to the maturity date.
Payment at Maturity (if held to maturity):
If the Final Basket Level is greater than the Initial Basket Level (that is, the Percentage Change is positive), then the investor will receive an amount per $1,000 principal amount per Note equal to the lesser of:
1. $1,000 + [$1,000 x (Percentage Change x Leverage Factor)] and
2. Maximum Redemption Amount
If the Final Basket Level is less than or equal to the Initial Basket Level, then the investor will receive a cash amount calculated as follows:
$1,000 + ($1,000 x the Basket Percentage Change)
If the Percentage Change is negative, you will lose all or a substantial portion of the principal amount.

Percentage Change:
The Percentage Change will equal an amount, expressed as a percentage and rounded to two decimal places, equal to the sum of the Weighted Component Changes for the Basket Components. The Weighted Component Change for each Basket Component will be determined as follows:
Component Weight x

Initial Price:	The closing price per share of a Basket Component on the Trade Date, as set forth on the cover page of this pricing supplement.
Final Price:	The closing price per share of a Basket Component on the Valuation Date.
Leverage Factor:	300%
Maximum Redemption Amount:	119.15% multiplied by the principal amount.

P-2	RBC Capital Markets, LLC

Enhanced Return Notes Linked to a Basket of Three Equity Securities
Principal at Risk:	The Notes are NOT principal protected. You could lose all or a substantial portion of your principal amount at maturity if the Percentage Change is negative.
Calculation Agent:	RBCCM
U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a pre-paid cash-settled derivative contract in respect of the Basket for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the section below, “Supplemental Discussion of U.S. Federal Income Tax Consequences,” and the discussion (including the opinion of our special U.S. tax counsel, Ashurst LLP) in the product prospectus supplement dated August 1, 2023 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which apply to the Notes.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the issue date. The amount that you may receive upon sale of your Notes prior to maturity may be substantially less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange.
Clearance and Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Ownership and Book-Entry Issuance” in the prospectus dated September 14, 2021).
Terms Incorporated in the Master Note:
All of the terms appearing on the cover page and above the item captioned “Secondary Market” on pages P-2 to P-3 of this pricing supplement and the applicable terms appearing under the caption “General Terms of the Notes”, as modified by this pricing supplement.

P-3	RBC Capital Markets, LLC

Enhanced Return Notes Linked to a Basket of Three Equity Securities
ADDITIONAL TERMS OF YOUR NOTES
You should read this pricing supplement together with the prospectus dated September 14, 2021, as supplemented by the prospectus supplement dated September 14, 2021 and the product prospectus supplement dated August 1, 2023, relating to our Senior Global Medium-Term Notes, Series I, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated September 14, 2021 and in the product prospectus supplement dated August 1, 2023, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009470/rbc911212424b3.htm
Prospectus Supplement dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009472/rbcsupp911210424b3.htm
Product Prospectus Supplement ERN-ES-1 dated August 1, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000114036123037672/brhc20056857_424b5.htm
Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.

P-4	RBC Capital Markets, LLC

Enhanced Return Notes Linked to a Basket of Three Equity Securities
HYPOTHETICAL RETURNS
The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Basket used to illustrate the calculation of the Payment at Maturity (rounded to two decimal places) are not estimates or forecasts of the price of any Basket Component or the value of the Basket on the Valuation Date or on any trading day prior to the Maturity Date. All examples are based on the Leverage Factor of 300%, the Maximum Redemption Amount of 119.15% of the principal amount, and assume that a holder purchased Notes with an aggregate principal amount of $1,000 and that no market disruption event occurs on the Valuation Date.
Example 1 —	Calculation of the Payment at Maturity where the Percentage Change is positive.
	Percentage Change:	2%
	Payment at Maturity:	$1,000 + [$1,000 x (2% x 300%)] = $1,000 + $60 = $1,060
	On a $1,000 investment, a 2% Percentage Change results in a Payment at Maturity of $1,060, a 6% return on the Notes.

Example 2 —	Calculation of the Payment at Maturity where the Percentage Change is positive (and the Payment at Maturity is subject to the Maximum Redemption Amount).
	Percentage Change:	25%
	Payment at Maturity:	$1,000 + [$1,000 x (25% x 300%)] = $1,000 + $750 = $1,750 However, the Maximum Redemption Amount is $1,191.50.
	On a $1,000 investment, a 25% Percentage Change results in a Payment at Maturity of $1,191.50, a 19.15% return on the Notes.

Example 3 —	Calculation of the Payment at Maturity where the Percentage Change is negative.
	Percentage Change:	-30%
	Payment at Maturity:	$1,000 + ($1,000 x -30%) = $1,000 - $300 = $700
	On a $1,000 investment, a -30% Percentage Change results in a Payment at Maturity of $700, a -30% return on the Notes.

P-5	RBC Capital Markets, LLC

Enhanced Return Notes Linked to a Basket of Three Equity Securities
HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY
The examples set forth below are provided for illustration purposes only. The assumptions in each of the examples are purely hypothetical and do not relate to the actual performance of the Basket. The hypothetical terms do not purport to be representative of every possible scenario concerning increases or decreases in the Final Basket Level relative to the Initial Basket Level. We cannot predict the actual performance of the Basket.
The table below illustrates the Payment at Maturity of the Notes for a hypothetical range of performance for the Basket, assuming an Initial Basket Level of 100, the Leverage Factor of 300%, the Maximum Redemption Amount of 119.15% of the principal amount and an initial investment of $1,000. For this purpose, we have assumed that there will be no market disruption events. Hypothetical Final Basket Levels are shown in the first column on the left. The second column shows the Payment at Maturity as a percentage of the principal amount. The third column shows the hypothetical Payment at Maturity per $1,000 in principal amount of the Notes.
Hypothetical Final Basket Level	Payment at Maturity as Percentage of Principal Amount	Payment at Maturity
150.00	119.15%	$1,191.50
140.00	119.15%	$1,191.50
130.00	119.15%	$1,191.50
120.00	119.15%	$1,191.50
110.00	119.15%	$1,191.50
106.39	119.15%	$1,191.50
105.00	115.00%	$1,150.00
102.00	106.00%	$1,060.00
100.00	100.00%	$1,000.00
90.00	90.00%	$900.00
80.00	80.00%	$800.00
70.00	70.00%	$700.00
60.00	60.00%	$600.00
50.00	50.00%	$500.00
40.00	40.00%	$400.00
30.00	30.00%	$300.00
20.00	20.00%	$200.00
10.00	10.00%	$100.00
0.00	0.00%	$0.00
The amounts above are entirely hypothetical; they are based on hypothetical levels of the Basket that may not be achieved on the Valuation Date, and on assumptions that may prove to be erroneous. The actual market value of your Notes on the Maturity Date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical Payments at Maturity shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the Notes or on an investment in the Basket Components. Please read “Risk Factors” and “Hypothetical Returns on Your Notes” in the accompanying product prospectus supplement.

P-6	RBC Capital Markets, LLC

Enhanced Return Notes Linked to a Basket of Three Equity Securities
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Basket Components. These risks are explained in more detail in the section “Risk Factors” in the product prospectus supplement. In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
Risks Relating to the Terms of the Notes
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You May Lose All or a Portion of Your Investment – The payment you will receive at maturity will depend on whether the level of the Basket increases from the Initial Basket Level to the Final Basket Level. If the level of the Basket decreases from the Initial Basket Level to the Final Basket Level, you will lose 1% of the principal amount of your Notes for each 1% decline in the value of the Basket.

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The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity – There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you purchased one of our conventional senior interest bearing debt securities.

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Your Potential Payment at Maturity Is Limited – The Notes will provide less opportunity to participate in the appreciation of the Basket than an investment in a security linked to the Basket providing full participation in the appreciation, because the payment at maturity will not exceed the Maximum Redemption Amount. Accordingly, your return on the Notes may be less than your return would be if you made an investment in the Basket Components or in a security directly linked to the positive performance of the Basket.

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Owning the Notes Is Not the Same as Owning the Basket Components — The return on your Notes is unlikely to reflect the return you would realize if you actually owned shares of the Basket Components. For example, you will not receive or be entitled to receive any dividend payments or other distributions on these securities during the term of your Notes. As an owner of the Notes, you will not have voting rights or any other rights that holders of these securities may have.

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Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes – The Notes are our senior unsecured debt securities. As a result, your receipt of the amount due on the maturity date is dependent upon our ability to repay our obligations at that time. This will be the case even if the value of the Basket increases after the Trade Date. No assurance can be given as to what our financial condition will be at maturity of the Notes.

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Changes in the Value of One Basket Component May Be Offset by Changes in the Value of the Other Basket Components – A change in the value of one Basket Component may not correlate with changes in the value of the other Basket Components. The value of one Basket Component may increase, while the value of the other Basket Components may not increase as much, or may even decrease. Therefore, in determining the value of the Basket as of any time, increases in the value of one Basket Component may be moderated, or wholly offset, by lesser increases or decreases in the value of the other Basket Components.

Risks Relating to the Secondary Market for the Notes
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There May Not Be an Active Trading Market for the Notes-Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM or any of our affiliates may make a market for the Notes; however, they are not required to do so. RBCCM or any of our other affiliates may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous

P-7	RBC Capital Markets, LLC

Enhanced Return Notes Linked to a Basket of Three Equity Securities
to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.
Risks Relating to the Initial Estimated Value of the Notes
•
The Initial Estimated Value of the Notes Is Less than the Price to the Public — The initial estimated value that is set forth on the cover page of this pricing supplement does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the prices of the Basket Components, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount, the structuring fee and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount, the structuring fee or the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined by RBCCM for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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The Initial Estimated Value of the Notes that Is Set Forth on the Cover Page of this Pricing Supplement Is an Estimate Only, Calculated as of the Time the Terms of the Notes Were Set — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.
Risks Relating to Conflicts of Interest and Our Trading Activities
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Our Business Activities and Those of Our Affiliates May Create Conflicts of Interest — We and our affiliates expect to engage in trading activities related to the Basket Components that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the share prices of the Basket Components, could be adverse to the interests of the holders of the Notes. We and one or more of our affiliates may, at present or in the future, engage in business with the issuers of the Basket Components (the “Basket Component Issuers”), including making loans to or providing advisory services. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes. Moreover, we, and our affiliates may have published, and in the future expect to publish, research reports with respect to the Basket Components. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing

P-8	RBC Capital Markets, LLC

Enhanced Return Notes Linked to a Basket of Three Equity Securities
or holding the Notes. Any of these activities by us or one or more of our affiliates may affect the share prices of the Basket Components, and therefore, the market value of the Notes.
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You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Basket Components — In the ordinary course of their business, our affiliates may have expressed views on expected movements in the Basket Components, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to any Basket Component may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning the Basket Components from multiple sources, and you should not rely solely on views expressed by our affiliates.

Risks Relating to the Basket Components
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Each of the Stocks Included in the Basket Are Concentrated in a Single Sector — Each of the stocks included in the Basket are issued by companies in the retail sector. Although an investment in the Notes will not give holders any ownership or other direct interests in the Basket Components, the return on an investment in the Notes will be subject to certain risks associated with a direct equity investment in companies in this sector. Accordingly, by investing in the Notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

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There Is No Affiliation Between the Basket Component Issuers and RBCCM, and RBCCM Is Not Responsible for any Disclosure by the Basket Component Issuers — We are not affiliated with the Basket Component Issuers. However, we and our affiliates may currently, or from time to time in the future engage, in business with any Basket Component Issuer. Nevertheless, neither we nor our affiliates assume any responsibilities for the accuracy or the completeness of any information that any other company prepares. You, as an investor in the Notes, should make your own investigation into the Basket Components.

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The Payments on the Notes Are Subject to Postponement Due to Market Disruption Events and Adjustments — The payment at maturity and the Valuation Date are subject to adjustment as described in the product prospectus supplement. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

P-9	RBC Capital Markets, LLC

Enhanced Return Notes Linked to a Basket of Three Equity Securities
INFORMATION REGARDING THE BASKET COMPONENT ISSUERS
The Basket Components are registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under that Act are required to file periodically certain financial and other information specified by the SEC. Information filed with the SEC can be obtained through the SEC’s website at www.sec.gov. In addition, information regarding the Basket Components may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.
The following information regarding the Basket Component Issuers is derived from publicly available information.
We have not independently verified the accuracy or completeness of reports filed by the Basket Component Issuers with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.
Costco Wholesale Corporation
Costco Wholesale Corporation operates wholesale membership warehouses. The company sells food, automotive supplies, toys, hardware, sporting goods, jewelry, electronics, apparel, health and beauty aids, and other goods.
The company’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “COST.”

Lowe's Companies, Inc.
Lowe's Companies, Inc. is a home improvement retailer that distributes building materials and supplies. The company offers products and services for home decorating, maintenance, repair, remodeling, and property maintenance.
The company’s common stock is listed on the New York Stock Exchange under the ticker symbol “LOW.”

The TJX Companies, Inc.
The TJX Companies, Inc. is an off-price apparel and home fashion retailer. The company operates off-price retail locations that offer brand name and designer merchandise.
The company’s common stock is listed on the New York Stock Exchange under the ticker symbol “TJX.”

P-10	RBC Capital Markets, LLC

Enhanced Return Notes Linked to a Basket of Three Equity Securities
HISTORICAL INFORMATION
The graphs below set forth the information relating to the historical performance of each Basket Component for the period from January 1, 2013 through September 20, 2023. We obtained the information in the graphs below from Bloomberg Financial Markets.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of any Basket Component should not be taken as an indication of its future performance, and no assurance can be given as to the prices of the Basket Components, or the value of the Basket, at any time.
Costco Wholesale Corporation ("COST")
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-11	RBC Capital Markets, LLC

Enhanced Return Notes Linked to a Basket of Three Equity Securities
Lowe's Companies, Inc. ("LOW")
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-12	RBC Capital Markets, LLC

Enhanced Return Notes Linked to a Basket of Three Equity Securities
The TJX Companies, Inc. ("TJX")

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-13	RBC Capital Markets, LLC

Enhanced Return Notes Linked to a Basket of Three Equity Securities
SUPPLEMENTAL DISCUSSION OF
U.S. FEDERAL INCOME TAX CONSEQUENCES
The following disclosure supplements, and to the extent inconsistent supersedes, the discussion in the product prospectus supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest, directly or indirectly, in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the Internal Revenue Service (the “IRS”) has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on our determination that the Notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Basket Components or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Basket Components or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

P-14	RBC Capital Markets, LLC

Enhanced Return Notes Linked to a Basket of Three Equity Securities
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
Delivery of the Notes will be made against payment for the Notes on September 25, 2023, which is the third (3rd) business day following the Trade Date (this settlement cycle being referred to as “T+3”). For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated September 14, 2021.
We will deliver the Notes on a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the original issue date will be required to specify alternative arrangements to prevent a failed settlement.
In addition to the underwriting discount and structuring fee set forth on the cover page, we or one of our affiliates may also pay an expected fee to a broker-dealer that is unaffiliated with us for providing certain electronic platform services with respect to this offering.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately three months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount, the structuring fee or our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may initially be a higher amount, reflecting the addition of RBCCM’s underwriting discount, the structuring fee and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.
We may use this pricing supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

P-15	RBC Capital Markets, LLC

Enhanced Return Notes Linked to a Basket of Three Equity Securities
STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Basket Components. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that reduced the initial estimated value of the Notes at the time their terms were set. Unlike the estimated value that is set forth on the cover page of this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket Components, and the tenor of the Notes. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduced the economic terms of the Notes to you. The initial offering price of the Notes also reflects the underwriting discount, the structuring fee and our estimated hedging costs. These factors resulted in the initial estimated value for the Notes on the Trade Date being less than their public offering price. See “Selected Risk Considerations—The Initial Estimated Value of the Notes Is Less than the Price to the Public” above.
VALIDITY OF THE NOTES
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, will be valid obligations of the Bank, subject to equitable remedies which may only be granted at the discretion of a court of competent authority, subject to applicable bankruptcy, to rights to indemnity and contribution under the Notes or the Indenture which may be limited by applicable law, to insolvency and other laws of general application affecting creditors’ rights, to limitations under applicable limitations statutes, and to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated September 14, 2021, which has been filed as Exhibit 5.3 to the Bank’s Form 6-K filed with the SEC on September 14, 2021.
In the opinion of Ashurst LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and subject to general principles of equity, public policy considerations and the discretion of the court before which any suit or proceeding may be brought. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated September 14, 2021, which has been filed as Exhibit 5.4 to the Bank’s Form 6-K dated September 14, 2021.

P-16	RBC Capital Markets, LLC